                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                               BAIRNCO CORPORATION
                                       at
                              $12.00 Net Per Share
                                       by
                              BZ ACQUISITION CORP.
                          A Wholly Owned Subsidiary of
                             STEEL PARTNERS II, L.P.

     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON THURSDAY, JULY 20, 2006, UNLESS THE OFFER IS EXTENDED.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY
TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER A NUMBER OF SHARES
     OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF BAIRNCO
CORPORATION (THE "COMPANY"), WHICH, TOGETHER WITH THE SHARES THEN OWNED BY STEEL
  PARTNERS II, L.P. ("PARENT") AND ITS SUBSIDIARIES (INCLUDING BZ ACQUISITION
CORP. (THE "PURCHASER")), REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF
 SHARES OUTSTANDING ON A FULLY DILUTED BASIS, (II) EXPIRATION OR TERMINATION OF
THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS
 ACT OF 1976 AND (III) PARENT BEING SATISFIED THAT SECTION 203 OF THE DELAWARE
 GENERAL CORPORATION LAW IS INAPPLICABLE TO THE OFFER AND THE POTENTIAL MERGER
                                  THEREAFTER.

   PARENT AND THE PURCHASER MAY SEEK IN THEIR SOLE DISCRETION TO NEGOTIATE A
BUSINESS COMBINATION WITH THE COMPANY. SUBJECT TO APPLICABLE LAW, THE PURCHASER
 RESERVES THE RIGHT TO AMEND THE OFFER (INCLUDING AMENDING THE NUMBER OF SHARES
  TO BE PURCHASED, THE OFFER PRICE AND THE CONSIDERATION TO BE OFFERED IN THE
 PROPOSED MERGER) UPON AND SUBJECT TO ENTERING INTO A MERGER AGREEMENT WITH THE
  COMPANY, OR TO NEGOTIATE A MERGER AGREEMENT WITH THE COMPANY NOT INVOLVING A
 TENDER OFFER PURSUANT TO WHICH THE PURCHASER WOULD TERMINATE THE OFFER AND THE
     SHARES WOULD, UPON CONSUMMATION OF SUCH MERGER, BE CONVERTED INTO THE
       CONSIDERATION NEGOTIATED BY PARENT, THE PURCHASER AND THE COMPANY.

                                    IMPORTANT

      Any stockholder of the Company desiring to tender Shares in the Offer should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificates representing tendered Shares and all other required documents to American Stock
Transfer & Trust Company, the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in "The
Offer--Section 3--Book-Entry Delivery" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

      Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such
Shares pursuant to the guaranteed delivery procedure set forth in "The
Offer--Section 3--Guaranteed Delivery".

      Questions and requests for assistance may be directed to the Information
Agent at its address and telephone number set forth on the back cover of this
Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

      THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN
IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY
BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

June 22, 2006

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

     7.   Possible Effects of the Offer on the Market for the Shares;

    12.   Purpose of the Offer; Plans for the Company; Statutory

                               SUMMARY TERM SHEET

      BZ Acquisition Corp., a wholly owned subsidiary of Steel Partners II,
L.P., is offering to purchase all outstanding shares of common stock, par value
$0.01 per share, of Bairnco Corporation for $12.00 net per share in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The following are some of the questions you, as a Bairnco Corporation stockholder, may have and answers to those questions.
This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase and the related Letter of
Transmittal, and the information contained in this summary term sheet is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. We urge you to carefully read this entire Offer to Purchase and the related Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

      Our name is BZ Acquisition Corp. We are a Delaware corporation formed to serve as an acquisition vehicle with no current operations other than those incident to the commencement of the offer. We are a wholly owned subsidiary of
Steel Partners II, L.P., a Delaware limited partnership. See "The Offer--Section
9".

WHAT SECURITIES ARE YOU OFFERING TO PURCHASE?

      We are offering to purchase all of the outstanding common stock, par value
$0.01 per share, of Bairnco Corporation. We refer to one share of Bairnco
Corporation common stock as a "share" or "Share". See "Introduction".

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF
PAYMENT?

      We are offering to pay you $12.00 per share in cash without brokerage fees, commissions or, except in certain circumstances, transfer taxes. See
"Introduction".

DO YOU HAVE THE FINANCIAL RESOURCES TO PAY FOR THE SHARES?

      Yes. We will need approximately $72.8 million to purchase all Shares pursuant to the offer not already owned by Steel Partners II, L.P. and to pay related fees and expenses. As of June 21, 2006, Steel Partners II, L.P. had cash and cash equivalents and short-term investments substantially in excess of the approximately $72.8 million required to acquire the Shares. Accordingly, the offer is not conditioned upon any financing arrangements. See "The
Offer--Section 10".

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

      Because the form of payment for your Shares consists solely of cash and the purchase of the Shares is not conditioned upon any financing arrangements, we do not think our financial condition is material to your decision whether to tender in the offer.

WHAT DOES THE BOARD OF DIRECTORS OF BAIRNCO CORPORATION THINK OF THE OFFER?

      Bairnco Corporation's Board of Directors has not approved this offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business days after the date of this Offer to Purchase, Bairnco Corporation is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

      You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 12:00 Midnight, New York City time, on
Thursday, July 20, 2006. We currently expect that the offer will be extended

                                        1

until the principal conditions to the offer, which are described below, are satisfied. If the offer is extended, we will issue a press release announcing the extension at or before 9:00 A.M., New York City time, on the next business day after the date the offer was scheduled to expire. See "The Offer--Section
1".

      We may elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased shares tendered during the offer, during which stockholders may tender, but not withdraw, their shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See "The Offer--Section 1".

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

      The offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the offer a number of shares, which, together with the shares then owned by Steel Partners II, L.P.
and its subsidiaries (including us), represents at least a majority of the total number of shares outstanding on a fully diluted basis, (ii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino
Antitrust Improvements Act of 1976 and (iii) Steel Partners II, L.P. being satisfied that Section 203 of the Delaware General Corporation Law is inapplicable to the offer and the potential merger thereafter. See "The
Offer--Section 14".

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

      If we decide to extend the offer, we will inform American Stock Transfer &
Trust Company, the depositary for the offer, of that fact and will make a public announcement of the extension, no later than 9:00 A.M., New York City time, on the next business day after the date the offer was scheduled to expire. See "The
Offer--Section 1".

HOW DO I TENDER MY SHARES?

      To tender shares, you must deliver the certificates representing your shares, together with a completed and signed Letter of Transmittal and any other required documents, to American Stock Transfer & Trust Company, the depositary for the offer, not later than the time the offer expires. If your shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your shares through The Depository Trust
Company. If you cannot deliver everything required to make a valid tender to the depositary before the expiration of the offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized
Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock
Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc.
Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed
Delivery, that the missing items will be received by the depositary within three business days. However, the depositary must receive the missing items within that three business day period. See "The Offer--Section 3".

UNTIL WHAT TIME CAN I WITHDRAW TENDERED SHARES?

      You can withdraw tendered shares at any time until the offer has expired, and, if we have not by August 21, 2006, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. You may not, however, withdraw shares tendered during a subsequent offering period, if one is included. See "The Offer--Section 4".

HOW DO I WITHDRAW TENDERED SHARES?

      To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to American Stock Transfer &
Trust Company while you have the right to withdraw the shares. See "The
Offer--Section 4".

                                        2

WHEN AND HOW WILL I BE PAID FOR MY TENDERED SHARES?

      Subject to the terms and conditions of the offer, we will pay for all validly tendered and not withdrawn shares promptly after the expiration of the offer. See "The Offer--Section 2".

      We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with American Stock Transfer & Trust Company, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by American Stock Transfer & Trust
Company of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in "The Offer--Section 3--Book-Entry
Delivery"), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such shares. See "The
Offer--Section 2".

WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL THE BAIRNCO CORPORATION SHARES ARE
NOT TENDERED IN THE OFFER?

      If we accept for payment and pay for a number of shares, which, together with the shares then owned by Steel Partners II, L.P. and its subsidiaries
(including us), represents at least a majority of the outstanding shares on a fully diluted basis, we expect that we (or one of our subsidiaries) will merge with and into Bairnco Corporation. If that merger takes place, Steel Partners
II, L.P. will own, directly or indirectly, all of the shares and all remaining stockholders (other than us, Steel Partners II, L.P. and stockholders properly exercising their appraisal rights) will receive the price per share paid in the offer. See "The Offer--Section 12--Purpose of the Offer; Plans for the Company".

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL BAIRNCO
CORPORATION CONTINUE AS A PUBLIC COMPANY?

      If the merger takes place, Bairnco Corporation will no longer be publicly owned. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded on a securities exchange, there may not be a public trading market for the shares, and Bairnco Corporation may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange
Commission's rules relating to publicly held companies. See "The Offer--Section
7".

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

      If the offer is successful, we expect to conclude a merger transaction in which all shares of Bairnco Corporation will be exchanged for an amount in cash per share equal to the price per share paid in the offer. If the proposed second-step merger takes place, stockholders who do not tender in the offer
(other than those properly exercising their appraisal rights) will receive the same amount of cash per share that they would have received had they tendered their shares in the offer. Therefore, if such merger takes place, the only difference between tendering and not tendering shares in the offer is that tendering stockholders will be paid earlier. If, however, the offer is consummated and the merger does not take place, the number of stockholders and shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for shares held by stockholders other than us, which may affect prices at which shares trade. Also, as described above, Bairnco Corporation may cease making filings with the Securities and Exchange Commission or being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See "The Offer--Section 7".

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

      On June 14, 2006, the last full business day before the announcement of our intention to commence the offer, the last reported sales price of Bairnco
Corporation common stock reported on the New York Stock Exchange was $9.93 per share. Please obtain a recent quotation for your shares prior to deciding whether or not to tender.

                                        3

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER?

      In general, your sale of shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.
You should consult your tax advisor about the tax consequences to you of participating in the offer in light of your particular circumstances. See "The
Offer--Section 5".

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

      You can call MacKenzie Partners, Inc., the information agent for the offer, at (212) 929-5500 (collect) or (800) 322-2885 (toll-free). See the back cover of this Offer to Purchase.

                                        4

To the Stockholders of Bairnco Corporation:

                                  INTRODUCTION

      We, BZ Acquisition Corp. (the "Purchaser"), a Delaware corporation and wholly owned subsidiary of Steel Partners II, L.P., a Delaware limited partnership ("Parent"), are offering to purchase all outstanding shares of common stock (the "Common Stock"), par value $0.01 per share (the "Shares"), of
Bairnco Corporation, a Delaware corporation (the "Company"), for $12.00 per
Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal
(which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Stockholders who have Shares registered in their own names and tender directly to American Stock Transfer & Trust Company, the depositary for the Offer (the "Depositary"), will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they charge any transaction fees. Except as set forth in
Instruction 6 of the Letter of Transmittal, stockholders will not have to pay transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of the Depositary and MacKenzie Partners, Inc. (the
"Information Agent") incurred in connection with the Offer. See "The
Offer--Section 16".

      The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the Expiration Date (as defined below) a number of Shares, which, together with the Shares then owned by Parent and its subsidiaries (including us), represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the "Minimum Tender Condition"),
(ii) expiration or termination of the applicable waiting period under the
Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Condition") and
(iii) Parent being satisfied that Section 203 of the Delaware General
Corporation Law (the "Delaware Law") is inapplicable to the Offer and the potential merger thereafter (the "Section 203 Condition").

      According to the Company's Quarterly Report on Form 10-Q filed on May 8,
2006 (the "Company 10-Q") with the Securities and Exchange Commission (the
"SEC"), as of April 20, 2006, there were outstanding 7,178,603 Shares. Parent beneficially owns 1,110,200 Shares, representing approximately 15.5% of the outstanding Shares.

      The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. We currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company's Board of Directors (the "Company Board") and to seek to have the Company consummate a merger or other similar business combination with us (or one of our subsidiaries). Under the Delaware Law, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we believe we would be able to approve a merger or other business combination without a vote of the Company
Board or other stockholders. If we do not acquire at least 90% of the outstanding Shares, we will have to seek approval of a merger or other business combination by the Company's stockholders. Approval of a merger or other business combination requires the affirmative vote of holders of a majority of the outstanding Shares. Pursuant to such merger or business combination, outstanding Shares not owned by Parent or its subsidiaries (including us), or stockholders that properly exercise their appraisal rights, would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.

      Parent and the Purchaser may seek in their sole discretion to negotiate a business combination with the Company. Subject to applicable law, the Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased, the offer price and the consideration to be offered in the proposed merger) upon and subject to entering into a merger agreement with the
Company, or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which the Purchaser would terminate the Offer and the
Shares would, upon consummation of such merger, be converted into the consideration negotiated by Parent, the Purchaser and the Company.

      This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

                                        5

                                    THE OFFER

      1.    TERMS OF THE OFFER. Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered before the Expiration Date and not withdrawn. "Expiration Date"
means 12:00 Midnight, New York City time, on Thursday, July 20, 2006, unless extended, in which event "Expiration Date" means the latest time and date at which the Offer, as so extended, shall expire.

      The Offer is subject to the conditions set forth in "The Offer--Section
14", which include, among other things, satisfaction of the Minimum Tender
Condition, the HSR Condition and the Section 203 Condition. If any such condition is not satisfied, we may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in "The Offer--Section 4", retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the
Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the
Offer.

      Subject to any applicable rules and regulations of the SEC, the Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

      Subject to any applicable rules and regulations of the SEC, including Rule
14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange
Act"), the Purchaser expressly reserves the right to (i) terminate or amend the
Offer if any of the conditions set forth in "The Offer--Section 14" has not been satisfied or (ii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below. Rule 14e-1(c) under the Exchange Act requires the
Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

      If we decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the
Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the
Offer shall be extended until the expiration of such period of 10 business days.
If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. "Business day" means any day other than Saturday, Sunday or a
U.S. federal holiday and consists of the time period from 12:01 A.M. through
12:00 Midnight, New York City time.

      If we extend the Offer, are delayed in accepting for payment or paying for
Shares or are unable to accept for payment or pay for Shares pursuant to the
Offer for any reason, then, without prejudice to our rights under the Offer, the
Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as provided in "The Offer--Section 4". Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

      Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones

                                        6

News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

      After the expiration of the Offer, we may, but are not obligated to, include a subsequent offering period of between three and 20 business days to permit additional tenders of Shares (a "Subsequent Offering Period"). Pursuant to Rule 14d-11 under the Exchange Act, we may include a Subsequent Offering
Period so long as, among other things, (i) the Offer remains open for a minimum of 20 business days and has expired, (ii) we accept and promptly pay for all
Shares validly tendered during the Offer, (iii) we announce the results of the
Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (iv) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. In addition, we may extend any initial
Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Period (including extensions thereof) is no more than
20 business days. No withdrawal rights apply to Shares tendered in a Subsequent
Offering Period, and no withdrawal rights apply during a Subsequent Offering
Period with respect to Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to stockholders tendering
Shares in the Offer or in a Subsequent Offering Period, if one is included.

      We do not currently intend to include a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend a
Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent
Offering Period.

      We have made a request to the Company for its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of
Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

      2.    ACCEPTANCE FOR PAYMENT AND PAYMENT. Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered and not withdrawn promptly after the Expiration Date. For a description of our right to terminate the Offer and not accept for payment or pay for Shares, see "The Offer--Section 14". If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

      We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the
Depositary's account at the Book-Entry Transfer Facility (as defined in "The
Offer--Section 3")), (ii) a properly completed and duly executed Letter of
Transmittal (or facsimile thereof) and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see
"The Offer--Section 3". Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

      For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

      We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

                                        7

      If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, promptly following the expiration or termination of the Offer.

      3.    PROCEDURE FOR TENDERING SHARES.

      VALID TENDER OF SHARES. To tender Shares pursuant to the Offer, either (i)
the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of
Transmittal (or facsimile thereof) and any other documents required by the
Letter of Transmittal and (b) certificates for the Shares to be tendered or delivery of such Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent's
Message (as defined below) if the tendering stockholder has not delivered a
Letter of Transmittal), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

      THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS,
INCLUDING THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT YOUR OPTION AND RISK,
AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY.
IF CERTIFICATES FOR SHARES ARE SENT BY MAIL, WE RECOMMEND REGISTERED MAIL WITH
RETURN RECEIPT REQUESTED, PROPERLY INSURED, IN TIME TO BE RECEIVED PRIOR TO THE
EXPIRATION DATE.

      The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule
14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule
14e-4 under the Exchange Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the
Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between you and us with respect to such Shares, upon the terms and subject to the conditions of the
Offer.

      BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the
"Book-Entry Transfer Facility") within two business days after the date of this
Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry
Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the
Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be received by the
Depositary at one of its addresses set forth on the back cover of this Offer to
Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer
Facility has received an express acknowledgment from the participant in the
Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

      SIGNATURE GUARANTEES. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion
Program approved by The Securities Transfer Association Inc., including the
Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange
Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion
Signature Program (MSP), or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each an "Eligible
Institution"), unless (i) the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered therewith and such holder(s) has not completed the box entitled "Special Payment Instructions" or the box entitled "Special
Delivery Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of
the Letter of Transmittal.

                                        8

      GUARANTEED DELIVERY. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the
Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such
Shares if all of the following conditions are met:

      o   such tender is made by or through an Eligible Institution;

      o   a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Purchaser is received by the Depositary
          (as provided below) by the Expiration Date; and

      o   the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the
          Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal together with any required signature guarantee (or facsimile thereof) or an Agent's Message and any other required documents, are received by the Depositary within three business days after the date of execution of the Notice of
          Guaranteed Delivery.

      The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such
Notice.

      BACKUP WITHHOLDING. Under the U.S. federal income tax laws, backup withholding will apply to any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the
Substitute Form W-9 included in the Letter of Transmittal. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN Certificate of Foreign Status before receipt of any payment.

      APPOINTMENT OF PROXY. By executing a Letter of Transmittal, you irrevocably appoint our designees as your proxies in the manner set forth in the
Letter of Transmittal to the full extent of your rights with respect to the
Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after June
22, 2006). All such proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if previously given, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the
Company's stockholders. We reserve the right to require that, in order for
Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we or our designee must be able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders).

      The foregoing proxies are effective only upon acceptance for payment of
Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company's stockholders.

      DETERMINATION OF VALIDITY. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. None of the Parent, Purchaser, the
Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

                                        9

      4.    WITHDRAWAL RIGHTS. You may withdraw tenders of Shares made pursuant to the Offer at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after August 21, 2006, unless such Shares have been accepted for payment as provided in this Offer to
Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

      For your withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to the tendered Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of
Shares, if different from that of the person who tendered such Shares. If the
Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible
Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn
Shares may be retendered by again following one of the procedures described in
"The Offer--Section 3" at any time before the Expiration Date.

      If we include a Subsequent Offering Period (as described in more detail in
"The Offer--Section 1") following the Offer, no withdrawal rights will apply to
Shares tendered in such Subsequent Offering Period and no withdrawal rights apply during such Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment.

      We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of the Parent, Purchaser, the
Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

      5.    CERTAIN TAX CONSIDERATIONS. THE U.S. FEDERAL INCOME TAX DISCUSSION
SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON
PRESENT LAW. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, YOU ARE URGED TO
CONSULT YOUR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE
OFFER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL AND OTHER TAX LAWS. The
following discussion may not apply to certain stockholders. For example, the following discussion may not apply to you if you acquired your Shares pursuant to the exercise of stock options or other compensation arrangements with the
Company, you are not a citizen or resident of the United States or you are otherwise subject to special tax treatment under the Internal Revenue Code of
1986, as amended.

      Your sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. In general, if you tender Shares pursuant to the Offer, you will recognize gain or loss equal to the difference between the tax basis of your Shares and the amount of cash received in exchange therefor. Such gain or loss will be capital gain or loss if you hold the Shares as capital assets and will be long-term gain or loss if your holding period for the Shares is more than one year as of the date of the sale of such Shares.

      A stockholder whose Shares are purchased in the Offer may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See "The Offer--Section 3--Backup Withholding".

                                       10

      6.    PRICE RANGE OF SHARES; DIVIDENDS. According to the Company's Annual
Report on Form 10-K for the fiscal year ended December 31, 2005 (the "Company
10-K"), the Shares are traded on the New York Stock Exchange under the symbol
BZ. The following table sets forth for the periods indicated the high and low sales prices per Share on the New York Stock Exchange during each quarter presented:

            Fiscal Year Ended December 31,
            2004                                 High       Low
                                                ------     -----
                   First Quarter                $ 7.24     $6.00
                   Second Quarter                 9.00      7.11
                   Third Quarter                 11.80      7.84

                   Fourth Quarter                11.90     10.76
            2005
                   First Quarter                 12.21     10.41
                   Second Quarter                11.37      9.90
                   Third Quarter                 11.85     10.20
                   Fourth Quarter                10.81      8.66

      According to the Company 10-K and the Company 10-Q, the Company declared and paid quarterly cash dividends of $.05 per Share in the first three quarters of fiscal 2004 and $.06 per Share in the fourth quarter of fiscal 2004 through the first quarter of fiscal 2006. If we acquire control of the Company, we currently intend that no dividends will be declared on the Shares prior to the acquisition of the entire equity interest in the Company.

      On June 14, 2006, the last full business day before the announcement of our intention to commence the Offer, the last reported sales price of the Common
Stock reported on the New York Stock Exchange was $9.93 per share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

      7.    POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK
EXCHANGE LISTING; REGISTRATION UNDER THE EXCHANGE ACT.

      POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES. If the merger of the Company and us (or one of our subsidiaries) is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights) will receive cash in an amount equal to the price per
Share paid in the Offer. Therefore, if such merger takes place, the only difference between tendering and not tendering Shares in the Offer is that tendering stockholders will be paid earlier. If, however, the Offer is consummated and the merger does not take place, the number of stockholders and
Shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Shares held by stockholders other than the Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

      STOCK EXCHANGE LISTING. As stated above, the Shares are presently listed on the New York Stock Exchange. Depending upon the number of Shares purchased pursuant to the Offer, the purchase of the Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Even if the merger is not completed, depending upon the number of Shares tendered to and purchased by the Purchaser in the Offer, the Shares may no longer meet the requirements for continued inclusion on the New York Stock Exchange.

      In that event, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of the Shares available in the public market at such time, the interest in maintaining a market in the
Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.

                                       11

      REGISTRATION UNDER THE EXCHANGE ACT. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares.
Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). We intend to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

      8.    CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Parent, the Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Information
Agent or the Depositary.

      According to the Company 10-K, the Company was incorporated in the State of New York on April 19, 1981. Effective September 24, 1991, the Company changed its state of incorporation from New York to Delaware. The principal executive offices of the Company are located at 300 Primera Boulevard, Suite 432, Lake
Mary, Florida 32746, and its telephone number is (407) 875-2222. According to the Company 10-K, the Company operates two core businesses - Arlon and Kasco.
Arlon businesses design, manufacture, and sell engineered materials and components for the electronic, industrial and commercial markets. These products are based on common technologies in coating, laminating, polymers, and dispersion chemistry. Kasco is a leading provider of meat-room products and maintenance services for the meat and deli departments of supermarkets;
restaurants; meat, poultry and fish processing plants; and manufacturers and distributors of electrical saws and cutting equipment throughout North America,
Europe, Asia and South America.

      ADDITIONAL INFORMATION. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C.
20549. Copies of such material can also be obtained at prescribed rates from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549,
or free of charge at the Web site maintained by the SEC at http://www.sec.gov.
Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

      9.    CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT. We are a
Delaware corporation formed on June 15, 2006, with principal executive offices at 590 Madison Avenue, New York, New York 10022. The telephone number of our principal executive offices is (212) 520-2300. We were formed to serve as an acquisition vehicle for Parent, with no current operations other than those incident to the commencement of the Offer. The Purchaser is a wholly owned subsidiary of Parent.

      Parent is a Delaware limited partnership that invests in the securities of small cap companies. Warren G. Lichtenstein is Chairman of the Board, Secretary
and the Managing Member of Steel Partners, L.L.C., a Delaware limited liability company ("Partners LLC"), which in turn is the general partner of Parent. The principal business of Partners LLC is acting as the general partner of Parent.
The principal occupation of Mr. Lichtenstein is investing in the securities of small cap companies. The principal business address of Mr. Lichtenstein,
Partners LLC and Parent

                                       12

is 590 Madison Avenue, New York, New York 10022. Collectively, Parent and
Partners LLC are referred to herein as the "Steel Entities." The business telephone number for each of the Steel Entities is (212) 520-2300.

      Parent beneficially owns 1,110,200 Shares, representing approximately
15.5% of the Company's outstanding Shares. As the general partner of Parent,
Partners LLC may be deemed to beneficially own the 1,110,200 Shares owned by
Parent, representing approximately 15.5% of the Company's outstanding Shares. As the sole executive officer and managing member of Partners LLC, which in turn is the general partner of Parent, Mr. Lichtenstein may be deemed to beneficially own the 1,110,200 Shares owned by Parent, representing approximately 15.5% of the Company's outstanding Shares.

      The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of the
Steel Entities and the Purchaser and certain other information are set forth on
Schedule I hereto.

      Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of the Steel Entities, the Purchaser and, to the Steel Entities' and the Purchaser's knowledge, the persons listed in
Schedule I hereto or any associate or majority owned subsidiary of the Steel
Entities, the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company;
(ii) none of the Steel Entities, the Purchaser and, to the Steel Entities' and
the Purchaser's knowledge, the persons or entities referred to in clause (i)
above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of the Steel Entities, the
Purchaser and, to the Steel Entities' and the Purchaser's knowledge, the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between the
Steel Entities, the Purchaser, their subsidiaries or, to the Steel Entities' and the Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under
SEC rules and regulations; and (v) during the two years before the date of this
Offer to Purchase, there have been no contracts, negotiations or transactions between the Steel Entities, the Purchaser, their subsidiaries or, to the Steel
Entities' and the Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

      10.   SOURCE AND AMOUNT OF FUNDS. We will need approximately $72.8 million to purchase all of the outstanding Shares pursuant to the Offer not already owned by Parent and to pay related fees and expenses. As of June 21, 2006,
Parent had cash and cash equivalents and short-term investments substantially in excess of the approximately $72.8 million required to acquire the Shares. The
Purchaser intends to obtain all funds needed for the Offer through a capital contribution or a loan from Parent. Parent plans to provide the funds for such capital contribution or loan from its available cash, cash equivalents and working capital. The Offer is not subject to any financing condition.

      11.   BACKGROUND OF THE OFFER. Below is a background description of
Parent's involvement with the Company.

      Parent commenced investing in Shares of the Company in July 1996. On
February 18, 2003, Parent filed a Schedule 13D with the SEC indicating it owned
572,600 Shares as of February 13, 2003, representing approximately 7.8% of the
Company's then outstanding Shares. Parent subsequently filed amendments to the
Schedule 13D on each of September 8, 2004, September 17, 2004, October 28, 2004
and July 6, 2005 reporting increases in Parent's ownership position to 661,700,
861,700, 940,400 and 1,057,300 Shares, respectively.

      From time to time after the Company's announcement of its quarterly earnings, representatives of Parent and the Company discussed generally the operations of the Company and its financial performance. During one telephone call, representatives of Parent spoke with Luke E. Fichthorn, III, the Chairman of the Board and Chief Executive Officer of the Company, regarding a potential strategic transaction involving the Company and Parent (or one of its affiliates).

      In December 2005, representatives of Parent had a telephone conversation with Mr. Fichthorn to discuss the Company's 2005 third quarter earnings release.
The call included a more in-depth discussion of the Company's business and operations, including issues at the Company's recently opened Arlon Coated
Materials San Antonio facility, as well as suggestions to maximize stockholder value. During this call, Parent's representatives requested to visit some of the
Company's facilities. Parent continued to evaluate its investment in the Company subsequent to this call.

                                       13

      On January 9, 2006, Parent, which then owned approximately 14.9% of the outstanding Shares, sent a letter to the Company Board requesting the Company
Board to (i) adopt a resolution exempting Parent from the limitations of Section
203 of the Delaware Law and (ii) recommend a proposal for stockholder approval at the next annual meeting of stockholders to amend the Company's charter to elect not to be governed by Section 203. In its letter, Parent wrote, "While
[Section 203] was intended to limit abusive takeover tactics and encourage full and fair offers, it could also be used as a device by the Board of Directors to insulate itself from accountability to stockholders. We therefore believe that if the Board is now truly willing to be held accountable to the stockholders and is committed to maximizing stockholder value, it will take all necessary steps to opt out of the restrictions of [Section 203]." In his response dated January
31, 2006, Mr. Fichthorn, on behalf of the Board, denied Parent's request, claiming that the Company Board believed that a waiver of Section 203 was "not in the best interest of all the stockholders."

      In response to Parent's request in December 2005, representatives of
Parent and the Company arranged for representatives of Parent to visit certain
Company facilities. In April 2006, representatives of Parent toured the
Company's Arlon Electronic Materials facility located in Rancho Cucamonga, CA and its Arlon Coated Materials facility located in Santa Ana, CA. Following this visit, Parent conducted further review of the Company's business and financial performance, and ultimately determined to pursue the Offer in order to maximize the value of the Shares.

      12.   PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; STATUTORY REQUIREMENTS;
APPROVAL OF THE MERGER; APPRAISAL RIGHTS.

      PURPOSE OF THE OFFER; PLANS FOR THE COMPANY. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. We currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company Board and to seek to have the Company consummate a merger or other business combination with us (or one of our subsidiaries). Pursuant to such merger, the outstanding Shares not owned by
Parent or its subsidiaries (including us), or stockholders that properly exercise their appraisal rights, would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.

      If we acquire Shares pursuant to the Offer, depending upon the number of
Shares so acquired and other factors relevant to our equity ownership in the
Company, we may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as we shall determine, which may be different from the price paid in the Offer. We also reserve the right to dispose of Shares that we have acquired or may acquire.

      Whether or not we propose a merger or other similar business combination with the Company, we currently intend, as soon as practicable after consummation of the Offer, to seek maximum representation on the Company Board. We intend, promptly after the consummation of the Offer, to request that some or all of the current members of the Company Board resign and that our designees be elected to fill the vacancies so created. Should such request be refused, we intend to take such action as may be necessary and lawful to secure control of the Company
Board.

      In connection with this Offer, Parent has reviewed and will continue to review various possible business strategies that it might consider in the event that the Purchaser acquires control of the Company, whether pursuant to the
Offer or otherwise. Following a review of additional information regarding the
Company, such changes could

                                       14

include, among other things, changes in the Company's business, operations, personnel, employee benefit plans, corporate structure, capitalization and management.

      Except as described above or elsewhere in this Offer to Purchase, the
Purchaser has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company Board or management, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

      STATUTORY REQUIREMENTS; APPROVAL OF THE MERGER. Under the Delaware Law and
the Company's Certificate of Incorporation, if the Section 203 Condition is
satisfied, a merger of the Company would require the approval of the Company
Board and the holders of a majority of the outstanding Shares. If we acquire, pursuant to the Offer or otherwise, a number of Shares which, together with the
Shares then owned by Parent and its subsidiaries (including us), represents at least a majority of the outstanding Shares we would have sufficient voting power to approve a merger of the Company without the affirmative vote of any other stockholder of the Company. In addition, under the Delaware Law, if we acquire, pursuant to the Offer or otherwise, a number of Shares which, together with the
Shares then owned by Parent and its subsidiaries (including us), represents at least 90% of the outstanding Shares, we believe we would be able to approve the merger of the Company without a vote of the Company Board or other stockholders.

      Section 203 could significantly delay our ability to acquire the entire equity interest in the Company. In general, Section 203 prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

      The provisions of Section 203 do not apply to a Delaware corporation if, among other things, (i) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203 by (in addition to any other required vote) the affirmative vote of a majority of the shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to its adoption, (ii) such corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on Nasdaq or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder, or
(iii) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

      Although Parent currently owns in excess of 15% of the outstanding Shares, it is not an interested stockholder because its ownership of Shares in excess of the 15% limitation was the result of action taken solely by the Company in the form of a repurchase of Shares.

                                       15

      The Offer is subject to satisfaction of the Section 203 Condition, which will be satisfied if, among other things, (i) prior to the acceptance for payment of Shares pursuant to the Offer, the Company Board approves the Offer or the proposed merger or (ii) there are validly tendered prior to the Expiration
Date and not withdrawn a number of Shares which, together with the Shares then owned by us and our affiliates and associates, would represent at least 85% of the Shares outstanding on the date hereof (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of the
Company).

      We reserve the right to waive the Section 203 Condition, although there can be no assurance that we will do so, and we have not determined whether we would be willing to do so under any circumstances. If we waive such condition and purchase Shares pursuant to the Offer or otherwise and Section 203 is applicable, we may nevertheless seek to consummate a merger or other business combination with the Company. We believe we would be able to cause the consummation of such a merger or other business combination if Parent and its subsidiaries (including us) own a majority of the outstanding Shares and (i)
such merger or other business combination is approved by the Company Board and authorized at an annual or special meeting of stockholders of the Company, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Shares not owned by us or our affiliates and associates; or (ii)
such merger or other business combination occurs after the expiration of three years following the date we became an interested stockholder.

      On the other hand, if we waive the Section 203 Condition and purchase
Shares pursuant to the Offer or otherwise and are prevented by Section 203 from consummating a merger or other business combination with the Company, we may (i)
determine not to seek to consummate such a merger or other business combination,
(ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the price paid in the Offer or (iii) seek to effect one or more alternative transactions with or by the Company. We have not determined whether we would take any of the actions described above under such circumstances.

      Parent believes, among other things, that the Company Board should approve the Offer and take any other action necessary to render Section 203 inapplicable to our consummation of a merger or other business combination with the Company.
There can be no assurance that the Company Board will grant such approval or take such other action. As described above under "The Offer--Section 11", the
Company Board previously denied Parent's request to adopt a resolution exempting
Parent from the limitations of Section 203.

      The exact timing and details of any merger or other similar business combination involving the Company will necessarily depend upon a variety of factors, including the number of Shares we acquire pursuant to the Offer. We currently intend to propose a merger or similar business combination generally on the terms described above promptly following the Offer.

      APPRAISAL RIGHTS. You do not have appraisal rights as a result of the
Offer. However, if we consummate a merger involving the Company on the terms described herein, stockholders of the Company who have neither voted in favor of the merger nor consented thereto in writing, and who otherwise under the
Delaware Law comply with the applicable statutory procedures, will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any (all such Shares collectively, the "Dissenting
Shares"). Any such judicial determination of the fair value of the Dissenting
Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration paid in such a merger.
Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

      If any holder of Shares who demands appraisal under Section 262 of the
Delaware Law fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the Delaware Law, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Offer. A stockholder may withdraw his demand for appraisal by delivering to us a written withdrawal of his demand for appraisal and acceptance of the merger.

                                       16

      Failure to follow the steps required by Section 262 of the Delaware Law for perfecting appraisal rights may result in the loss of such rights.

      The foregoing discussion is not a complete statement of the Delaware Law and is qualified in its entirety by reference to the Delaware Law.

      13. DIVIDENDS AND DISTRIBUTIONS. If, on or after June 22, 2006, the
Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on June 21, 2006, of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under "The
Offer--Section 14", we may, in our sole discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate, including the number or type of securities to be purchased.

      If, on or after June 22, 2006, the Company should declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase any securities) that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the
Offer (other than the declaration and payment of the quarterly cash dividend of
$.06 per Share payable on June 30, 2006 to record holders of the Shares on the close of business on June 5, 2006), then, without prejudice to our rights under
"The Offer--Section 14", (i) the purchase price per Share payable by us pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer or (b) be exercised for our benefit at our direction, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price payable pursuant to the Offer or deduct from such purchase price the amount or value thereof, as we determine in our sole discretion.

      14.   CONDITIONS OF THE OFFER. Notwithstanding any other provision of the
Offer, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act
(relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for any Shares, and may terminate or amend the Offer, if before the Expiration Date the Minimum
Tender Condition, the HSR Condition or the Section 203 Condition shall not have been satisfied, or if, at any time on or after June 22, 2006 and before expiration of the Offer, any of the following conditions exist:

      (i) there is threatened, instituted or pending any action or proceeding by any government, governmental authority or agency or any other person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (a) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by us or any of our subsidiaries or affiliates or the consummation by us or any of our subsidiaries or affiliates of a merger or other similar business combination involving the Company, (b) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or any such merger or other similar business combination, (c) seeking to restrain or prohibit the exercise of our full rights of ownership or operation by us or any of our subsidiaries or affiliates of all or any portion of our business or assets or that of the Company or any of our and the Company's respective subsidiaries or affiliates or to compel us or any of our subsidiaries or affiliates to dispose of or hold separate all or any portion of our business or assets or that of the Company or any of our or the
Company's respective subsidiaries or affiliates, (d) seeking to impose or confirm limitations on our ability or that of any of our subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by us or any of our subsidiaries or affiliates on all matters properly presented to the Company's stockholders, (e) seeking to require divestiture by us or any of our subsidiaries or affiliates of any Shares, (f) seeking any material diminution in the benefits expected to be derived by us or any of our subsidiaries or affiliates as a result of the transactions

                                       17

contemplated by the Offer or any merger or other business combination involving the Company, (g) adversely affecting the financing of the Offer or any merger or other business combination involving the Company or (h) that otherwise, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates; or

      (ii) any action is taken, or any statute, rule, regulation, injunction, order or decree is proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer, the acceptance for payment of or payment for Shares, or any merger or other business combination involving the Company, by any court, government or governmental authority or agency, domestic, foreign or supranational, or of any applicable foreign statutes or regulations (as in effect as of June 21, 2006) to the Offer or to any such merger or other business combination, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (a) through (h) of paragraph (i) above; or

      (iii) any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of the Company or any of its subsidiaries or affiliates that, in our reasonable judgment, is or may be materially adverse to the Company or any of its subsidiaries or affiliates, or we become aware of any facts that, in our reasonable judgment, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates; or

      (iv) there occurs (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) any decline in either the Dow Jones Industrial
Average, the Standard and Poor's Index of 500 Industrial Companies or the
NASDAQ-100 Index by an amount in excess of 15%, measured from the business day immediately preceding the commencement date of the Offer, or any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could have a material adverse effect on the business, financial condition or results of operations or prospects of the Company and its subsidiaries, taken as a whole, (c) the declaration of a banking moratorium or any suspension of payments in respect of banks in the
United States, (d) any material adverse change (or development or threatened development involving a prospective material adverse change) in U.S. or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (e) any material adverse change in the market price of the
Shares or in the U.S. securities or financial markets, (f) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, (g) any limitation (whether or not mandatory) by any governmental authority or agency on, or any other event that, in our reasonable judgment, may adversely affect, the extension of credit by banks or other financial institutions or (h) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

      (v) (a) a tender or exchange offer for some or all of the Shares has been publicly proposed to be made or has been made by another person (including the
Company or any of its subsidiaries or affiliates), or has been publicly disclosed, or we otherwise learn that any person or "group" (as defined in
Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC on June 21, 2006, (b)
any such person or group which, prior to June 22, 2006, had filed such a
Schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 1% or more of any such class or series, (c) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving the Company or (d) any person has filed a Notification and Report Form under the Hart-Scott-

                                       18

Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire the Company or any assets or securities of the
Company; or

      (vi) the Company or any of its subsidiaries has (a) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (c) issued or sold, or authorized or proposed the issuance or sale of, any additional
Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of Shares pursuant to and in accordance with the terms in effect on
June 21, 2006 of employee stock options outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company, (e) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of the Company
(other than the declaration and payment of the quarterly cash dividend of $.06 per Share payable on June 30, 2006 to record holders of the Shares on the close of business on June 5, 2006), (f) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business, (g) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (h) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates, (i) entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business or entered into or amended any such agreements, arrangements or plans so as to provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by us or our consummation of any merger or other similar business combination involving the
Company, (j) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee
Retirement Income Security Act of 1974) of the Company or any of its
subsidiaries, or we shall have become aware of any such action which was not previously announced or (k) amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) or we become aware that the Company or any of its subsidiaries shall have amended, or authorized or proposed any amendment to, its certificate of incorporation or bylaws (or other similar constituent documents) which has not been previously disclosed; or

      (vii) we become aware (a) that any material contractual right of the
Company or any of its subsidiaries has been impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by us or any of our subsidiaries or affiliates of a merger or other similar business combination involving the
Company or (b) of any covenant, term or condition in any instrument or agreement of the Company or any of its subsidiaries that, in our reasonable judgment, has or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or the value of the Shares to us or any of our subsidiaries or affiliates (including, without limitation, any event of default that may ensue as a result of or in connection with the
Offer, the acceptance for payment of or payment for some or all of the Shares by us or our consummation of a merger or other similar business combination involving the Company); or

      (viii) we or any of our affiliates enters into a definitive agreement or announces an agreement in principle with the Company providing for a merger or other similar business combination with the Company or any of its subsidiaries or the purchase of securities or assets of the Company or any of its subsidiaries, or we and the Company reach any other agreement or understanding pursuant to which it is agreed that the Offer will be terminated; or

      (ix) the Company or any of its subsidiaries shall have (a) granted to any person proposing a merger or other business combination with or involving the
Company or any of its subsidiaries or the purchase of securities or assets

                                       19

of the Company or any of its subsidiaries any type of option, warrant or right which, in our reasonable judgment, constitutes a "lock-up" device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of the Company or any of its subsidiaries) or (b)
paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; which, in Parent's or the Purchaser's reasonable judgment, in any such case, and regardless of the circumstances (including any action or omission by Parent or the Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

      The foregoing conditions are for the sole benefit of Parent, the Purchaser and their affiliates and may be asserted by us or Parent in our reasonable discretion regardless of the circumstances (excluding any affirmative action or omission by Parent or us) giving rise to any such conditions or may be waived by us or Parent in our reasonable discretion in whole or in part at any time or from time to time before the Expiration Date (provided that all conditions to the Offer must be satisfied or waived prior to expiration of the Offer). We expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer. Our failure at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination made by us concerning the events described in this Section 14 shall be final and binding upon all parties.

      15.   CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

      GENERAL. Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, other than any approvals and authorizations associated with the HSR
Condition, we are not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the
Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under "State Takeover
Statutes", such approval or other action will be sought. There is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the
Company's business or certain parts of the Company's business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in
"The Offer--Section 14".

      ANTITRUST. Under the HSR Act and the rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of
Shares pursuant to the Offer is subject to these requirements. The Purchaser will file a Premerger Notification and Report Form with the Antitrust Division and the FTC in connection with the purchase of Shares pursuant to the Offer.

      Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing by the Purchaser of the Premerger Notification and Report Form with the
FTC and Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division or we receive a Request for Additional
Information and Documentary Material from the Antitrust Division or the FTC prior to that time. If either the FTC or the Antitrust Division were to issue a
Request for Additional Information and Documentary Material to us, the waiting period with respect to the Offer would expire at 11:59 p.m., Eastern time, on the tenth calendar day after the date of our substantial compliance with that request. Thereafter, the waiting period could be extended only by court order or with our consent. The additional 10-calendar-day waiting period may be terminated sooner by the FTC and the Antitrust Division. Although the Company is
required to file certain information and documentary material with the Antitrust
Division and the FTC in connection with the Offer, neither the Company's failure to make those filings nor the issuance to the Company

                                       20

by the FTC or the Antitrust Division of a Request for Additional Information and
Documentary Material will extend the waiting period with respect to the Offer.

      The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions, such as our acquisition of Shares in the Offer and any merger between us (or one of our subsidiaries) and the
Company. At any time before or after our purchase of Shares, the Antitrust
Division or the FTC could take such action under the antitrust laws that either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of the Company or any of its subsidiaries.

      State antitrust authorities and attorneys general, as well as private parties, in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the Offer or to impose conditions on the Offer.

      STATE TAKEOVER STATUTES. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between us or any of our subsidiaries or affiliates and the Company, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, we believe that there are reasonable bases for contesting such laws.

      If any government official or third party seeks to apply any state takeover law to the Offer or any merger or other business combination between us or any of our subsidiaries or affiliates and the Company, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the
Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, we may not be obligated to accept for payment or pay for any tendered
Shares. See "The Offer--Section 14".

      OTHER. Any merger or other similar business combination that we propose would also have to comply with any applicable U.S. federal law. In particular, unless the Shares were deregistered under the Exchange Act prior to such transaction, if such merger or other business combination were consummated more than one year after termination of the Offer or did not provide for stockholders to receive cash for their Shares in an amount at least equal to the price paid in the Offer, we may be required to comply with Rule 13e-3 under the Exchange
Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the SEC and distributed to such stockholders prior to consummation of the transaction.

      16.   FEES AND EXPENSES. We have retained MacKenzie Partners, Inc. to act as the information agent and American Stock Transfer & Trust Company to act as the depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information
Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

      We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers,

                                       21

banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

      17.   MISCELLANEOUS. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

      No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

      We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The
Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in
"The Offer--Section 9" of this Offer to Purchase.

                                        BZ ACQUISITION CORP.
                                        June 22, 2006

                                       22

                                   SCHEDULE I

    DIRECTORS AND EXECUTIVE OFFICERS OF THE STEEL ENTITIES AND THE PURCHASER

      Warren G. Lichtenstein is the sole executive officer and director of the
Steel Entities and the Purchaser.

      The current principal occupation or employment and material occupations, positions, offices or employment for the past five years of Mr. Lichtenstein are set forth below. The business address of Mr. Lichtenstein is care of Steel
Partners II, L.P., 590 Madison Avenue, New York, New York 10022. Except as
provided in the Offer to Purchase, Mr. Lichtenstein has not, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Mr. Lichtenstein is a citizen of the
United States.

                                        Current Principal Occupation or
Name                     Age      Employment and Five-Year Employment History
----------------------   ---   -------------------------------------------------

Warren G. Lichtenstein    41   Mr. Lichtenstein has been the Chairman of the
                               Board, Secretary and the Managing Member of Steel
                               Partners, L.L.C., the general partner of Steel
                               Partners II, L.P., a private investment
                               partnership, since January 1, 1996 and the
                               President, Chief Executive Officer and a director
                               of Steel Partners, Ltd., a management and
                               advisory company that provides management
                               services to Steel Partners II, L.P. and its
                               affiliates, since June 1999. Mr. Lichtenstein has
                               been a director (currently Chairman of the Board)
                               of United Industrial Corporation, a company
                               principally focused on the design, production and
                               support of defense systems and a manufacturer of
                               combustion equipment for biomass and refuse
                               fuels, since May 2001. Mr. Lichtenstein has been
                               a director of Layne Christensen Company, a
                               provider of products and services for the water,
                               mineral, construction and energy markets, since
                               January 2004. He has been a director of BKF
                               Capital Group, Inc., the parent company of John
                               A. Levin & Co., Inc., an investment management
                               firm, since June 2005. He has served as Chairman
                               of the Board of WHX Corporation, a holding
                               company, since July 2005. Mr. Lichtenstein served
                               as a director of WebFinancial Corporation, a
                               consumer and commercial lender, from 1996 to June
                               2005, as Chairman and Chief Executive Officer
                               from December 1997 to June 2005 and as President
                               from December 1997 through December 2003. He has
                               been a director (currently Chairman of the Board)
                               of SL Industries, Inc., a designer and
                               manufacturer of power electronics, power motion
                               equipment, power protection equipment, and
                               teleprotection and specialized communication
                               equipment, since January 2002 and Chief Executive
                               Officer from February 2002 to August 2005. Mr.
                               Lichtenstein has been a director of KT&G
                               Corporation, South Korea's largest tobacco
                               company, since March 17, 2006.

                                       S-1

      Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                       [LOGO] AST American Stock Transfer
                                  & Trust Company

 BY MAIL OR OVERNIGHT COURIER:                                                               BY HAND:

                                                    BY FACSIMILE:
American Stock Transfer & Trust Company    (FOR ELIGIBLE INSTITUTIONS ONLY)   American Stock Transfer & Trust Company
           Operations Center                        (718) 234-5001                Attn: Reorganization Department
    Attn: Reorganization Department                                                       59 Maiden Lane
           6201 15th Avenue                CONFIRM FACSIMILE TRANSMISSION:                Concourse Level
          Brooklyn, NY 11219                     (BY TELEPHONE ONLY)                    New York, NY 10038
                                              Toll Free: (877) 248-6417

      If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                                     [LOGO]
                                    MACKENZIE
                                    PARTNERS, INC.

                               105 Madison Avenue
                               New York, New York
                          (212) 929-5500 (call collect)
                                       or
                          Call Toll-Free (800) 322-2885

                        tenderoffer@mackenziepartners.com